UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

60 EAST 42ND STREET ASSOCIATES L.L.C.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On August 24, 2012, Malkin Holdings L.L.C., the supervisor of 60 East 42nd Street Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant.

August 24, 2012

To Participants in 60 East 42nd St. Associates L.L.C. (“Associates”)

Dear Fellow Participants:

This is our eighth informational letter to investors in Associates about the consolidation into a REIT and IPO we are recommending to include One Grand Central Place at 60 East 42nd Street (“OGCP”). If you have not received our prior letters or if you would like another copy of a prior letter, please contact us and we will be happy to provide it to you.

We filed our most recent amendment to the preliminary Form S-4 on August 13. Remember, no decision is required by an investor until the SEC declares the Form S-4 effective and we mail our consent solicitation, which will remain open for at least 60 days after mailing to you.

In this letter, we answer certain important questions which have been asked by a few investors. The information highlighted in this letter is already included in the Form S-4 we filed with the SEC on August 13.

How Was Value Allocated Amongst OGCP and the Other Properties?

To allocate value amongst OGCP and the other properties on a transparent and impartial basis, we hired a recognized, independent firm to perform all the valuations, allocate the relative value of each property and entity, and give a fairness opinion.

After interviewing prominent valuation firms, we chose Duff & Phelps (www.duffandphelps.com)i to be the independent valuer. Duff & Phelps is an internationally recognized firm with an excellent reputation and track record in providing valuation services for a broad variety of industries and is a recognized leader in real estate services, where it has a client list of leading real estate firms.

Duff & Phelps determined the value for each of the 18 properties and the development site proposed to be included in the consolidation. This was necessary to determine the percentage of the value in the new, consolidated company to be allocated to the investors in each property.

To perform its work, Duff & Phelps requested, received, and reviewed certain information about the properties proposed to be included in the consolidation, including the following:

•	Original organizational and related documents of each ownership entity and any subsequent modification;

•	Historical financial statements;

•	Historical operational and financial information, including property-level data relating to the operations of the entities and their properties;

•	Argus models, rent rolls covering all of the more than 1200 tenants (including more than 335 tenants at OGCP), lease abstracts for most all of them, and updated leasing activity;

•	Market information regarding comparable rents and concessions submitted by the properties’ managing agents and supervisor Malkin Holdings;

•	Documents relating to the history, current operations, current budgets, income and expense projections, and probable future outlook of the entities and their properties;

•	Floor plans, stacking plans;

•	Property measurements and projected property re-measurements; and

•	Capital expenditure projections.

Duff & Phelps presented financial projections of the future cash flow, which took into account future earnings potential, of all the properties proposed to be included in the consolidation, including OGCP, based on information provided by management of Malkin Holdings and Duff & Phelps’s own analysis. These projections were reviewed and approved by management of Malkin Holdings and can be found in the Form S-4 on file with the SEC. Projections in the S-4 were prepared solely to determine relative value among the entities and are not necessarily indicative of future performance of the REIT, the properties or the entities contributing the properties or the market value or the estimated value of the REIT after giving effect to the consolidation and IPO. Based on these projections, the information from the managing agents and Malkin Holdings, and its own analysis, Duff & Phelps arrived at a value for each property. In the Form S-4, this is referred to as the “appraised value,” and the allocation of value to each entity is described as the “preliminary exchange value.”

Once OGCP’s value was determined, how was value allocated between Associates and the operating lessee Lincoln Building Associates L.L.C., and why?

OGCP has a two-tiered investment structure, so Duff & Phelps had to perform an additional allocation between OGCP and Lincoln Building Associates L.L.C. (“Operating Lessee”). To do so, Duff & Phelps reviewed the organizational and related documents of each property entity, and relied upon representations provided by Malkin Holdings, as described below. OGCP is 1,235,885 rentable square feet, which equates to 14.8% of the total square footage of all the properties proposed to be consolidated. OGCP’s preliminary appraised value determined by Duff & Phelps is approximately $687 million, or $556 per square foot, which equates to approximately 13.9% of the total value of all the properties proposed to be consolidated. After determining the value for OGCP, Duff & Phelps allocated OGCP’s value between Associates and the Operating Lessee. Duff & Phelps is currently updating its valuation analysis, and the final Form S-4 will include the final exchange values.

Lawrence A. Wien organized OGCP in a two-tier structure for a variety of reasons. While legally distinct from a joint venture, the structure has the economic attributes of a 50/50 joint venture (“JV”). The entities always functioned economically like a 50/50 JV, as described in Exhibit A. The details and benefits of this structure were addressed in our May 11 letter to you, and if you do not have this letter we will be happy to send you another copy. Briefly, the two-tier structure allows investors to avoid double taxation of distributions and general partner liability for building operations.

Duff & Phelps began its allocation analysis for two-tiered entities solely by using a method referred to as a discounted cash flow model (“DCF”). DCF modeling is a standard method utilized to determine value based on projections of future cash flows from the property. Because a dollar received today is more certain and valuable than a dollar you may get, say, in five years, those future cash flows are discounted and totaled and the valuer arrives at their present value. In its DCF method, Duff & Phelps assumed OGCP’s operating lease would eventually expire, and only the lessor would retain OGCP and be responsible for the mortgage debt at the end of the lease.

When Malkin Holdings learned that Duff & Phelps was utilizing a DCF method which assumed an expiration of the operating lease, it told Duff & Phelps about OGCP’s ownership’s original intent as determined by Lawrence A. Wien who purchased the property and created Associates. Malkin Holdings told Duff & Phelps of the historical practice that the lessor and lessee have always been treated as an economic joint venture and of prior sales of other two-tier properties structured by Malkin Holdings.

The original sharing arrangement used by Duff was substantially different from sharing arrangements in connection with sales of other two-tiered properties created and supervised by Malkin Holdings. Allocations similar to the 50/50 JV format have been confirmed by independent valuers, approved by investors, and utilized to allocate sale proceeds in prior sales of properties supervised by Malkin Holdings. The prior sales are described in the preliminary Form S-4 in the section entitled “Reports, Opinions and Appraisals—Appraisal—Supervisor’s Reasons for Representation as to 50/50 Allocation.” Following this representation by Malkin

Holdings that a 50/50 JV structure was the intent of the organizational documents, Duff & Phelps updated its allocation of value, using an allocation methodology that reflected the 50/50 JV nature of the arrangement between Associates and the Operating Lessee.

What is the difference in value for Associates between the 50/50 JV format and DCF modeling.

The differences between the 50/50 JV and the DCF models are set forth in the chart below and included on page 210 of the Form S-4 filed August 13.

Entity	Appraised Property Value		Debt Obligations	Cash for Improvements	Present Value of Supervisory Fees	Unpaid Cash Overrides	Total Exchange Value	Per $ 1,000 Original investment
One Grand Central Place
60 East 42nd St Associates L.L.C. (Lessor)
JV	$350,500,000	(1)	($46,307,279)	$0	($1,185,499)	$0	$303,007,222	$38,972
DCF	$379,000,000		($92,614,558)	$0	($1,185,499)	$0	$285,199,943	$36,683
Lincoln Building Associates L.L.C. (Operating Lessee)
JV	$336,500,000	(1)	($46,307,279)	$0	($2,662,580)	($608,835)	$286,921,306
DCF	$308,000,000		$0	$0	($2,662,580)	($608,835)	$304,728,585

(1)

Represents, for the joint venture method, the appraised property value determined by the independent valuer allocated 50% to Associates and 50% to the operating lessee, after deducting the present value of the base rent from such appraised value and allocating such present value solely to Associates.

As detailed in the table, the DCF model would have resulted in an exchange value for Associates which was approximately $17.8 million lower in total, or $2,289 lower per $1,000 interest, in Associates.

We believe the 50/50 JV model is appropriate for reasons which include:

•	It is consistent with the original intent of Mr. Wien who created the investment and oversaw the drafting of the agreements;

•	It is consistent with independent valuations for allocation of sale proceeds from two-tier properties supervised by Malkin Holdings over the past decades; and

•	It reflects what Malkin Holdings believes would be achieved in an arms-length sale transaction.

Did the Malkin family profit from using the 50/50 JV model instead of the DCF model?

No.

The Malkin family will be allocated approximately 17.2% of consideration allocable to Associates in the consolidation and approximately 16.8%% of the consideration allocable to the Operating Lessee in the consolidation. As a result, under the DCF model, the Malkin family group would have been allocated approximately $78,000 less in exchange value from OGCP, but about $10,000,000 more in exchange value from all the properties, than under the 50/50 JV model. Nevertheless, for the reasons explained above Malkin Holdings adhered to longstanding practice by recommending the 50/50 JV model even though it was against the Malkin family’s interests. Malkin Holdings believes that the 50/50 JV model creates the fair and correct result for all investors in OGCP.

Once Associates’ share was determined, how were values allocated to participants and Malkin Holdings?

After concluding the foregoing valuation process, the exchange value was allocated to Associates’ participants and to the pre-existing override interests held by Malkin Holdings as defined by the governing organizational documents for that entity. This is how each individual investor’s ownership interest in the consolidation was determined, and this is how the Malkin family’s interests were determined.

One of the conditions for concluding the consolidation is the receipt of a fairness opinion from Duff & Phelps to the effect that the allocation of consideration in the consolidation is fair from a financial point of view to the participants in each entity.

Other Information

Our preliminary filing on Form S-4 details the material risks and conflicts of interest associated with the consolidation, IPO and portfolio sale. You should carefully review the sections entitled “Risk Factors” and “Conflicts of Interest” in the preliminary filing of the Form S-4 which has been filed with the SEC.

We hope it is helpful to share this information with you now, as you consider these matters. No action by you is required until the Form S-4 is declared effective by the SEC and the final consent solicitation documents are mailed to you. After such mailing, you will have at least 60 days to consider the proposals and to vote.

If you have any question, we would appreciate the opportunity to speak with you. You can contact us by telephone at 212-850-2695 or via e-mail at ncohen@malkinholdings.com. We look forward to continuing to communicate with you, and to addressing your questions, in the coming weeks as appropriate under the securities laws.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and supervisor, and Empire State Realty Trust, Inc. (the “REIT”), Empire State Realty OP, L.P., and each officer and director of the Companies or of REIT may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.

Exhibit A

Please note the following:

•	The basic rent paid by Operating Lessee to Associates is presently fixed at $7,475,000 (including debt service).

•	The Operating Lessee also pays the first $1,053,800 each year of net operating income to Associates as primary additional rent.

•

All cash profits of the Operating Lessee after paying basic and primary additional rent are split 50/50 to Associates/ Operating Lessee, with Associates receiving its share of the profits in the form of 50% secondary additional rent.

•	All additional distributions from Operating Lessee are split 50/50 to Associates/ Operating Lessee, with Associates receiving its additional distributions in the form of 50% overage rent.

•	Any Operating Lessee cost for building improvements is deducted before determining overage rent to Associates, resulting in a 50/50 sharing by each of them in capital expense.

•

Agreement of Operating Lessee and Associates is required to mortgage OGCP. Mortgaging Associates alone without Operating Lessee’s agreement for any more than a minor amount is impractical, if not impossible.

•	Any cost of financing OGCP, including interest and amortization, is deducted before determining overage rent, resulting in a 50/50 sharing in debt service by each of Associates and Operating Lessee.

•

Agreement of Operating Lessee and Associates is required to sell OGCP. Associates can sell its separate interest in OGCP, but that interest remains subject to the lease, and any buyer of Associates’ position would be subject to Operating Lessee’s rights as noted above.

[i]	Information on Duff & Phelps’ website is not part of this letter.